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                                                                    EXHIBIT 10.7



                               SUMMIT DESIGN, INC.
                              EMPLOYMENT AGREEMENT

                                RICHARD DAVENPORT
                                February 25, 1999

          This Agreement is entered into as of February 25, 1999 by and between Summit Design, Inc., a Delaware corporation ("Summit") and Richard Davenport ("Davenport").

          1. EMPLOYMENT AND DUTIES. Summit hereby employs Davenport to serve and perform in the role of President and Chief Operating Officer. Davenport shall report to the Board of Directors of Summit until such time as a Chief Executive Officer is hired to replace Larry J. Gerhard at which time Davenport shall report to the Chief Executive Officer of Summit. Davenport agrees to perform the duties of this position to the best of his ability and to devote full time and attention to the transaction of Summit's business.

          2.       TERM AND TERMINATION.

                   (a) This Agreement shall have a term of two (2) years, unless sooner terminated in accordance with subsections 2(b) and/or 2(c) and/or 2(d) and/or 2(e) below. Both parties acknowledge that the employment created herein is employment "at-will" and may be terminated with or without cause under the terms stated herein.

                   (b) In the event that Davenport notifies Summit of termination of his employment with Summit for any reason other than specified in Section 2(d), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(b) is "Resignation".

                   (c) In the event that Summit notifies Davenport of termination of his employment by Summit because Davenport willfully abandoned the duties of his position or engaged in any business or criminal practice which the Board of Directors reasonably determines is detrimental or harmful to the good name, goodwill, or reputation of Summit, or which does or could adversely effect the interests of Summit, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(c) is "Cause".

                   (d) In the event that Davenport notifies Summit of his resignation as an employee of Summit because (i) Summit has required (in writing) Davenport to perform in any role that does not include President and Chief Operating Officer without Davenport's consent (in writing); (ii) Summit has hired a Chief Executive Officer other than Larry J. Gerhard without Davenport's prior written consent; (iii) of incompatibility with the Chief Executive Officer hired to replace Larry J. Gerhard and such resignation occurs within 30 days after such Chief Executive Officer's first day of work at Summit or (iv) more than 75% of the assets or more than 50% of the outstanding shares of Summit have been acquired by another company, then this Agreement shall terminate as of the date of such notification. Termination under this Section 2(d) is "Construction".



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                   (e)       In the event that Summit notifies Davenport of
termination of his employment by Summit for any reason other than specified in Section 2(c), this Agreement shall terminate as of the date of such notification. Termination under this Section 2(e) is "Convenience".

                   (f) This Agreement shall automatically terminate upon termination of Davenport's employment as a result of Davenport's death or disability.

                   (g) Notwithstanding the above, termination of this Agreement shall not release Davenport from any obligations under Sections 4, 5, 6 and 7 hereof.

         3. COMPENSATION AND BENEFITS. In consideration of the services to be performed by Davenport, Summit agrees to pay Davenport the compensation and extend to Davenport the benefits consisting of the following:

                   (a) Effective as of April 1, 1999, annual base salary of $225,000 (the "Annual Base Salary"), paid twice monthly.

                   (b) Annual bonus of up to 25% of Davenport's Annual Base Salary as of December 31 of such year under the terms of the executive bonus plan to be adopted by the Board.

                   (c) Davenport shall be provided the right to participate in the medical, dental, optical, and life insurance programs provided for the senior level executives of Summit.

                   (d) Davenport shall earn up to four (4) weeks of paid time off during each year of employment. This paid time off shall be available for use as earned according to the standard policy of Summit.

                   (e) An allowance for car expenses of $750.00 per month.

                   (f) A retention bonus in the amount of $150,000 (the "Retention Bonus") to be paid on January 1, 2000 if Davenport is an employee of Summit on such date.

                   (g) In the event that this Agreement is terminated for Construction as defined in Section 2(d) or Convenience as defined in
Section 2(e), then Summit shall pay Davenport (i) his then-current monthly base salary during the 12 months subsequent to the termination date; (ii) all benefits set forth in Section 3(c) during the 12 months subsequent to the termination date; plus (iii) the Retention Bonus if the Agreement is terminated prior to January 1, 2000. Notwithstanding the foregoing, as a condition precedent to Davenport receiving the monthly payments and benefits set forth in (i) and (ii) above and the Retention Bonus set forth in (iii) above, Davenport must execute the Settlement Agreement in the form attached hereto as ANNEX A and the seven (7) day revocation period referenced in
Section 7 thereof shall have expired.

                   (h) In the event that this Agreement is terminated by Davenport notifying Summit of his resignation as an employee of Summit because of his incompatibility with the Chief Executive Officer hired to replace Larry J. Gerhard and such resignation occurs more than 30 days but less than one year after such Chief Executive Officer's first day of work at Summit, then Summit shall pay Davenport (i) his then-current monthly base salary during the 6 months subsequent to the date of Davenport's resignation;
(ii) all benefits set forth in Section 3(c) during the 6 months subsequent to


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the date of Davenport's resignation; plus (iii) fifty percent (50%) of
Davenport's Retention Bonus if his resignation occurs prior to January 1, 2000. Notwithstanding the foregoing, as a condition precedent to Davenport receiving the monthly payments and any portion of his Retention Bonus, Davenport must execute the Settlement Agreement in the form attached hereto as ANNEX A and the seven (7) day revocation period referenced in Section 7 thereof shall have expired.

         4. CONFIDENTIALITY. Davenport acknowledges that certain customer lists, design work, and related information, equipment, computer software, and other proprietary products and information, whether of a technical or non-technical nature, including but not limited to schematics, drawings, models, photographs, sketches, blueprints, printouts, and program listings of Summit, collectively referred to as "Technology", were and will be designated and developed by Summit at great expense and over lengthy periods of time, are secret and confidential, are unique and constitute the exclusive property and trade secrets of Summit, and any use or disclosure of such Technology, except in accordance with and under the provisions of this or any other written agreements between the parties, would be wrongful and would cause irreparable injury to Summit. Davenport hereby agrees that he will not, at any time, without the express written consent of Summit, publish, disclose, or divulge to any person, firm, or corporation any of the Technology, nor will Davenport use, directly or indirectly, for Davenport's own benefit or the benefit of any other person, firm, or corporation, any of the Technology, except in accordance with this Agreement or other written agreements between the parties.

         5. INVENTIONS. All original written material including programs, charts, schematics, drawings, tables, tapes, listings, and technical documentation which are prepared partially or solely by Davenport in connection with employment by Summit shall belong exclusively to Summit.

         6. RETURN OF DOCUMENTS. Davenport acknowledges that all originals and copies of records, reports, documents, lists, plans, drawings, memoranda, notes, and other documentation related to the business of Summit or containing any confidential information of Summit shall be the sole and exclusive property of Summit, and shall be returned to Summit upon the termination of employment for any reason whatsoever or upon the written request of Summit.

         7. COMPLIANCE. Davenport agrees to comply with all of Summit's written employment policies, guidelines, and procedures as contained in an employment manual, including revisions and additions thereto.

         8. INJUNCTION. In addition to all other legal rights and remedies, Summit shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief of any actual or threatened violation of any term hereof without requirement of bond, as well as an equitable accounting of all profits or benefits arising out of such violation.

         9. WAIVER. The waiver of either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

         10. DISPUTES. The legal relations of the parties hereunder, and all other matters hereunder, shall be governed by the laws of the State of Oregon. Unresolved disputes shall be resolved in a court of competent jurisdiction in Washington County, Oregon, and all parties hereto consent to the jurisdiction of such court.


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         11.       BOARD APPROVAL. The effectiveness of this Agreement shall
be subject to the prior approval of the Compensation Committee of the Company's Board of Directors.

         12. LIMITATION ON PAYMENTS. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Davenport (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Davenport severance benefits under subsection 3(f) shall be payable either

                            (i)      in full, or

                            (ii)     as to such lesser amount which would
result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Davenport on an after-tax basis, of the greatest amount of severance benefits under subsection 3(f) notwithstanding that all or some portion of such severance benefits may be taxable under
Section 4999 of the Code. Unless the Company and Davenport otherwise agree in writing, any determination required under this Section 12 shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon Davenport and the Company for all purposes. For purposes of making the calculations required by this Section 12, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Davenport shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section

         13. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings, written or oral between the parties hereto pertaining to the subject matter hereof. Without limiting the application of any provisions of this Agreement, all sections of the Employment Agreement dated as of September 1997 (the "1997 Employment Agreement") between Summit and Davenport are superseded in all respects by this Agreement, except for Sections 4, 5, 6 and 7. No modification or amendment hereof is effective unless in writing and signed by both parties.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first herein above written.

"EMPLOYER":                       SUMMIT DESIGN, INC.:
                                  A Delaware Corporation

                                  By: _________________________________________
                                  Name:   Amihai Ben-David
                                  Title:  Compensation Committee Member


                                  By: _________________________________________
                                  Name:   William V. Botts
                                  Title:  Compensation Committee Member


"EMPLOYEE":                       _____________________________________________

                                      Richard Davenport


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